Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: the Board of Directors and Shareholders of InterXion Holding N.V.:

We consent to the incorporation by reference in the registration statements (No. 333-196447 and No. 333-175099) on Form S-8 of InterXion Holding N.V. of our report dated April 28, 2015, with respect to the consolidated statements of financial position of InterXion Holding N.V. and subsidiaries as of December 31, 2014, 2013 and 2012, and the related consolidated income statements and, consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 Financial Statements on Form 20-F of InterXion Holding N.V.

/s/ KPMG ACCOUNTANTS N.V.

Rotterdam, The Netherlands

April 28, 2015